[Letterhead of Jones Day]
Exhibit 8.1
July 21, 2008
Dell Inc.
One Dell Way
Round Rock, Texas 78682
Re:	Registration Statement on Form S-1 (Registration No. 333-151459)
Ladies and Gentlemen:
     You have requested our opinion with respect to the discussion entitled “Material U.S. Federal Income Tax Consequences” as set forth in the Prospectus (the “Prospectus”) contained in the Registration Statement on Form S-1 (Registration No. 333-151459) of Dell Inc. (the “Company”), filed by the Company in connection with the offer to rescind (the “Rescission Offer”) the previous purchase of 5,841,982 shares of the Company’s common stock by persons who acquired such shares through the Dell Inc. Stock Purchase Plan (the “ESPP”) by payroll deductions during the four quarterly periods ended March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006. Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Prospectus.
     In the course of our review, we have examined the Internal Revenue Code of 1986, as amended (the “Code”), and such other federal income tax authorities as we deemed necessary in rendering this opinion. In connection with the opinion expressed herein, we have also examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion letter. For all documents reviewed, we have assumed that the copies reviewed are true and correct copies, and that the original documents were properly executed and duly authorized.
     We have acted as tax counsel to the Company in connection with the Rescission Offer. In that connection, we have reviewed the section of the Prospectus entitled “Material U.S. Federal Income Tax Consequences.” In our opinion, such section identifies and fairly summarizes the federal income tax considerations that are likely to be material to persons eligible to participate in the Rescission Offer, and to the extent such summaries involve statements of federal income tax law, such statements of law are correct.
     This opinion is not intended or written by the undersigned law firm to be used, and it cannot be used, by any taxpayer for the purpose of avoiding U.S. tax penalties that may be imposed on the taxpayer. This opinion is written in connection with the promotion or marketing of the Rescission Offer. Persons eligible to participate in the Rescission Offer should seek advice based on their particular circumstances from an independent tax advisor.

Dell Inc.
July 21, 2008

     Opinions of counsel are not binding on the Internal Revenue Service, and no ruling from the Internal Revenue Service or such authorities has been sought on the issues addressed herein or any other issues.
     Our opinion addresses only the matters described above. The matters so addressed are as of the date hereof, and we hereby undertake no, and disclaim any, obligation to advise you of any change in the matters set forth herein or upon which this opinion is based.
     This opinion is furnished by us solely for your benefit upon the understanding that we are not hereby assuming any professional responsibility to any other person whatsoever.

Very truly yours,
/s/ Jones Day